Corindus Vascular Robotics, Inc. POS AM

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 3 to the Registration Statement (Form S-1 on Form S-3 No. 333-199498) and related Prospectus of Corindus Vascular Robotics, Inc. for the registration of 10,666,570 shares of its common stock and to the incorporation by reference therein of our report dated March 11, 2016, with respect to the consolidated financial statements of Corindus Vascular Robotics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Boston, Massachusetts April 5, 2016